EXHIBIT 5

OSWALD & YAP LLP
Lawyers

Michael A. Oswald	16148 Sand Canyon	Los Angeles Office:
Calvin C.S. Yap	Irvine, California 92618	18558 Gale Avenue,
Lynne Bolduc	Telephone (949) 788-8900	Suite 258
Richard T. Hsueh	Telefax: (949) 788-8980	City of Industry, California 91748
Carol A. Gefis
J. F. (Rick) Karch		Midwestern Office:
Zachary D. Reeves		53 West Jackson Boulevard,
Jay Y. Chiu		Suite 1550
Claudia Mourad		Chicago, Illinois 60604
Eric W. Shu
Arrin D. Langdon		Of Counsel:
Michelle R. Prescott		Thomas G. Gardiner

November 5, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:           Camelot Entertainment Group, Inc.

Ladies and Gentlemen:

This firm represents Camelot Entertainment Group, Inc., a Delaware corporation (the “Registrant”), in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), which relates to the registration of a total of 3,000,000,000 shares of the Registrant’s common stock issuable under the Registrant’s 2009 Stock Option/Stock Issuance Plan (the “Securities”).  In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We acknowledge that we are referred to under the heading “Legal Matters” in the Prospectus which is a part of the Registrant’s Form S-8 Registration Statement relating to the Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Oswald & Yap LLP

/s/  Oswald & Yap LLP